Exhibit (p)(2)

SECTON I - PROFILE

Policy Title:	Code of Ethics and Professional Conduct

Issued/Revised Date:	Oct 19 2012

SECTION II - POLICY

I. Introduction

“It is essential for us in all our dealings not only to be fair, But never to have the appearance of unfairness…” Alexander Brown to William Brown, 1819

The foundation of Brown Brothers Harriman & Co. (together with its affiliates and subsidiaries, “BBH” or the “Firm”) is the reputation that it has built over the last two centuries and the trust that our clients and communities have in the Firm and its employees. This foundation has been built upon our values and standards. Acting with integrity, accountability and respect is key to maintaining BBH’s reputation and ultimately its success. While we care about the results we achieve, we care just as much about how we achieve them.

The Code of Ethics and Professional Conduct (the “Code”) is our guide to appropriate workplace conduct and regulatory requirements to which BBH is subject. Together with our BBH policies such as our Compliance Manual and Employee Handbooks, we have set standards to ensure that we do the right thing. This Code summarizes certain compliance, human resources and other Firm policies. It does not cover every issue that may arise, but it sets out basic principles to guide Partners and employees of BBH (“BBH Personnel”). All BBH Personnel must conduct themselves accordingly and seek to avoid even the appearance of unethical or improper behavior. BBH Personnel are responsible for understanding the principles of the Code, upholding the highest ethical and professional standards and adhering to the Code to ensure they abide by all applicable regulatory requirements.

The Code does not supplant the rules and regulations of governmental and regulatory bodies. If a law conflicts with this Code, you must comply with the law. If you have any questions about an apparent conflict or the Code in general, you should speak with your manager or contact BBH’s Compliance Department. BBH Personnel are responsible for understanding the legal and policy requirements that apply to their jobs and reporting any suspected violations of law, this Code or Firm policy.
Violations of the Code will result in disciplinary action, up to and including termination and, where appropriate, referral to relevant regulatory organizations.

a. Scope

The Code applies to all BBH Personnel. In addition to the Code, BBH Personnel who are part of the BBH Mutual Fund Advisory Department (also known as the Separately Identifiable Department or “SID”[1]) and those supporting the registered BBH proprietary mutual funds are also subject to the BBH Trust Code of Ethics, adopted by the BBH Trust pursuant to Rule 17j-1(c)(1) of the Investment Act of 1940, as amended (the “1940 Act”). BBH Personnel located outside of the United States may be subject to requirements or guidance in addition to those set forth in the Code, as set forth in the Code of Ethics of the BBH offices outside of the U.S.

This Code should be read in conjunction with BBH’s Personal Trading Policies, Insider Trading Policy, Private Securities Transactions Policy and Conflicts of Interest Policy (together referred to as the “Trading Policies”), as well as with the Whistleblower Policy, Global Anti-Fraud Policy and all other BBH policies related to workplace conduct. The Code addresses a broad spectrum of business activities and practices and sets out basic principles that are intended to guide BBH Personnel in their day-to-day conduct.

b. Guideline Overview

BBH Personnel must conduct themselves in accordance with this Code and avoid even the appearance of improper, unethical, or unprofessional behavior. BBH Personnel are responsible for helping to ensure prompt and consistent action against violations of this Code. Below are practical guidelines to help you assess whether a violation of the Code may have occurred and escalate issues when they arise:

Make sure you have all relevant facts. In order to reach the right solutions, it helps to be as fully informed as possible.

Ask yourself: “What specifically am I being asked to do? Does it seem unethical or improper?” Focus on the specific question that you face, and the alternatives available to you. Use your judgment and common sense. If something seems unethical or improper, seek guidance before acting.

Clarify your responsibility and role. In many situations, the responsibility for action is shared. Are your colleagues informed? It may help to get others involved and discuss the situation.

Discuss the issue with your manager. This is the basic rule of thumb for most situations. In many cases, your manager may be more knowledgeable about the relevant facts, history or potential conflicts, and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.

Seek help from BBH resources. In the rare case where it may not be appropriate to discuss an issue with your manager or where you do not feel comfortable approaching your manager with your question, you can discuss it with your Human Resources manager, a member of BBH’s Compliance Department or a member of the Fraud Advisory Committee. See Section II below for further detail.

You may report ethical violations anonymously. You also may anonymously report an ethical violation. Although BBH will take seriously and investigate all allegations of conduct that appear to violate the Code through MySafeWorkPlace or through BBH management, anonymous reportings may be more difficult to investigate than those filed by individuals who reveal their identities. In most cases, BBH will rely on the individual reporting a violation in order to commence an investigation.

BBH prohibits retaliation. BBH prohibits and will not tolerate any retaliation or threatened retaliatory action against BBH Personnel for making a good faith report of an apparent or possible violation of the Code or any other BBH policy. Similarly, BBH Personnel who discourage or prevent another person either from making such a report, or from seeking the help or assistance the person needs to report the matter to the individuals designated below, are subject to disciplinary action. No adverse employment action (including for example, termination, counseling, lower Balanced Scorecard rating) may be taken solely for reporting such matters.

Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

II. Reporting Violations of the Code

The business of BBH must always be in compliance with the spirit, as well as the letter, of applicable laws and regulations.

Knowledge of events by BBH Personnel related to questionable, inappropriate or fraudulent business conduct, accounting practices or regulatory, internal accounting, or auditing matters should be immediately reported. Such matters will be handled in a confidential and protected manner, to the extent possible, and will not be shared except to the extent necessary to conduct a complete and fair investigation or to take appropriate corrective action. Failure to report such matters constitutes a violation of this Code and/or other applicable BBH policy.

Matters related to questionable or improper business practices or fraud should be immediately reported. As set forth in the Global Anti-Fraud Policy, BBH Personnel must report such matters to any of the following:

Their manager:
The Compliance Department;
A member of the Fraud Advisory Committee;
The General Auditor; or
Through BBH’s independent reporting system, MySafeWorkPlace (described below).

It is the responsibility of the individual to whom a matter has been reported to also promptly report the potential Code violation to the Firm’s Chief Compliance Officer (“CCO”) (if the CCO has already not been contacted). Matters related to questionable or improper workplace conduct, including as set forth in the Professional Conduct section of this Code, also should be immediately reported. In addition to the resources listed above, BBH Personnel may report matters related to improper workplace conduct to their Human Resource Business Partner or Employee Relations.

All matters will be handled confidentially, to the extent possible. To facilitate reviews of matters, it is preferable for BBH Personnel to identify themselves when making the claim. However, matters may also be submitted on an anonymous basis to either BBH management (see above) or to MySafeWorkPlace. MySafeWorkPlace is an independent reporting system and hotline which reinforces the value BBH places on employee communication. Matters can be submitted anonymously and confidentially either via the web at www.mysafeworkplace.com or by calling a toll-free number 800-461-9330 (US) or +800-1777-9999 (Europe/Asia).

Reported matters will be promptly reviewed and investigated and, where necessary, appropriate action will be taken upon completion of the review. Incidences will be monitored as appropriate by BBH's Governance, Risk and Compliance Oversight Committee, the Audit Committee, Human Resources or, in the cases of a reported fraud incident, the Fraud Advisory Committee. A report on trends and/or material matters will be presented to the appropriate committee, where warranted.

III. Compliance with Laws and Regulation

BBH’s business is subject to extensive regulation both within and outside the U.S. For instance, BBH is a private bank licensed by the New York State Department of Financial Services (“NYSDFS”) as well as other bank regulators. It is also a member of the Financial Industry Regulatory Authority (“FINRA”) and is registered as a broker in certain states and by other securities regulators.

In addition, BBH has registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) a SID called the BBH Mutual Fund Advisory Department. As a registered investment adviser, the business activities of the SID are primarily governed by the rules and regulations of the Advisers Act. Rule 204a-1 promulgated under the Advisers Act requires registered investment advisers to adopt codes of ethics in conformity with the requirements set forth herein and within associated policies.

To assist BBH in complying with all laws and regulations applicable to its business activities, BBH has provided guidance to BBH Personnel in the form of policies, procedures and manuals, including the BBH Compliance Manual which is accessible on the BBH Compliance Portal. BBH Personnel are expected to cooperate with any regulatory requests, inquiries or examinations to help ensure BBH meets its obligations. Please refer to the BBH Regulatory Contact Policy for additional information.

IV. Statement of Principles

BBH Personnel are required to comply with all laws and regulations applicable to BBH's business activities and are subject to the following Statement of Principles intended to provide guidance for handling a broad spectrum of matters. BBH Personnel shall:

Place the interest of clients first;
Conduct all of their personal securities transactions in a manner consistent with this Code and associated policies;
Avoid inappropriate conflicts of interest or any abuse of a position of trust and responsibility;
Refrain from taking inappropriate advantage of their BBH position;
Ensure that client information is kept confidential, including the identity of clients’ security holdings and financial circumstances;
Ensure that they maintain independence in the investment decision-making process;
Promote and adhere to relevant internal control standards and requirements, as summarized in the Internal Control Summary Guide; and
Act professionally while on BBH premises or conducting BBH business.

Any questions regarding the application of this Statement of Principles to particular matters should be directed to the Compliance Department.

V. Confidential Information

As described in the Confidentiality Policy , BBH Personnel may become aware of confidential information not generally available to the public concerning the business of BBH, clients of BBH, or individuals in BBH (“Confidential Information”). BBH also maintains a Privacy and Data Protection Policy to help ensure the safekeeping of information relating to an identified or identifiable individual, client or BBH Personnel, referred to as “Personal Information.”

BBH Personnel are required to safeguard Confidential Information and Personal Information and ensure that such information is not used improperly or in a manner inconsistent with the specific purpose for which it was created or obtained. For instance, BBH Personnel may use information regarding clients only for purposes of meeting BBH’s obligations to its clients. BBH Personnel may work with, review, examine, inspect, have access to, or obtain such information only for the purpose of fulfilling their responsibilities to clients and BBH, and should hold such information in strict confidence.

Confidential Information or Personal Information obtained as a result of an affiliation with BBH is not to be used for the purpose of furthering any private interest or as a means of obtaining any personal gain. BBH

Personnel may not disclose Confidential Information or Personal Information to any third party without proper prior authorization. BBH Personnel must comply with this obligation during and after the termination of their BBH employment.

The SID and Investment Management Line of Business

The SID and Investment Management Line of Business have invested a great deal to develop investment management strategies, methods and resources. In many cases, these assets give BBH a competitive advantage and, as a result, BBH prohibits the dissemination of BBH ideas, strategies, methods and contacts to outsiders. BBH Personnel must not disclose to outsiders BBH’s buy and sell decisions or securities under consideration for future investment prior to BBH effecting such decisions or considerations, or the portfolio holdings of clients of BBH (other than to third parties who require such information to conduct BBH business or to service clients of BBH; e.g., brokers, consultants, outside legal counsel, accountants or custodians or pursuant to BBH’s internal policies) without the authorization of their supervising partner. In granting such authorization, the supervising partner will determine whether disclosure to the third party is necessary and whether the third party has agreed to comply with BBH’s confidentiality policies and procedures.

VI. Protection and Proper Use of BBH Assets

BBH Personnel should strive to protect BBH’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Firm’s profitability. BBH Personnel should report suspected incidents of theft to their supervisor for investigation and must report suspected fraud as set forth above. BBH technology, equipment or other resources may not be used for non-BBH business, though reasonable and incidental personal use may be permitted. When BBH Personnel leave BBH, all BBH property must be returned.

BBH Personnel have an obligation to protect BBH’s assets, including proprietary information. Proprietary information is a type of Confidential Information and it should be treated as such. For example, proprietary information includes intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. The unauthorized use or distribution of proprietary information violates BBH policy, and could also be illegal and result in civil or criminal penalties under applicable laws.

VII. Conflicts of Interest

BBH has a fiduciary relationship with certain clients and, as such, has a duty to act in the best interests of those clients and to make full and fair disclosure of potential conflicts of interest to them. Inappropriate conflicts of interest should be avoided and identified conflicts should be appropriately managed.

Specifically, conflicts of interest may arise when BBH Personnel, or members of their family, receive improper personal benefits as a result of their position in BBH. Potential conflicts of interest may also arise when BBH Personnel work in some manner for a competitor, client or vendor, receive compensation or benefits from them or hold investments in them or their affiliates. Thus, BBH Personnel are not permitted to work for a competitor as a consultant or serve as a board member, whether profit or non-profit, unless approved in writing by BBH. Please refer to the Outside Business Activities and Directorships Policy for further guidance.

Conflicts of interest should be identified and appropriately addressed prior to accepting any new clients or executing transactions. Any BBH Personnel who become aware of a conflict or potential conflict should bring it to the attention of a manager or the Compliance Department.

Securities Transactions and Conflicts of Interest
BBH Personnel should exercise particular care in making purchases and sales of securities to avoid a conflict of interest with clients. The following requirements also apply to family members in certain circumstances. It is the individual responsibility of BBH Personnel to refrain from market activity if a conflict with the interest of a client might result. This includes, among other things, trading in anticipation of or immediately after a rating change by BBH for a security rated by any of the research areas.

Conflicts considerations are most important among BBH Personnel who participate in making recommendations or have any pre-publication knowledge of a research report or knowledge of planned investments. BBH Personnel should refrain from any action in contemplation of a BBH research report, such as effecting a transaction for their own account, or for accounts in which they have an interest or discretion, or passing on advance information concerning the research report to clients or other persons outside BBH.

Front-running BBH research recommendations and trading on inside information are not the only concerns when BBH Personnel contemplate personal securities transactions. Any strategy that may infringe on a client’s interest, whether done at BBH or at another financial institution, or use of information about client securities positions or any other relevant non-public information received as a result of employment or relationship with BBH to make investment decisions, is a violation of this Code and may also constitute an illegal practice.

Further, it is unlawful for any affiliated person of a “Fund,” [2], or any affiliated person of BBH, in connection with the purchase or sale, directly or indirectly, by the person of a “Covered Security” [3] “Held or to be Acquired by a Fund:” [4] (i) to employ any device, scheme or artifice to defraud a Fund; (ii) to make any untrue statement of material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading; (iii) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or (iv) to engage in any manipulative practice with respect to a Fund.

BBH Personnel who have investment discretion in a personal securities account are required to maintain the accounts at designated brokerage firms, which are subsequently required to submit account statements to BBH on at least a quarterly basis (no later than thirty (30) days after quarter-end). All BBH Personnel are also required to pre-approve their private securities transactions and Initial Public Offerings.

Please refer to the Personal Trading Policies for all BBH Personnel , the Private Securities Transaction Policy, and the Conflicts of Interest Policy for further guidance.

Reporting Requirements of Access Persons [5]

Access Persons are responsible for adhering to the requirements applicable to them, as described in the BBH Policy entitled, Personal Trading Requirements for Authorized Insiders and Access Persons which include, among other things, requirements concerning (i) reporting to the Compliance Trade Surveillance Group of holdings of Covered Securities in personal brokerage accounts upon becoming an Access Person and annually thereafter and (ii) pre-approval of certain personal securities transactions by all Access Persons. Please refer to the Personal Trading Requirements for Authorized Insiders and Access Persons for further guidance.

VIII. Competing Business Ventures

BBH Personnel are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or their position with BBH without the consent of their manager and the Compliance Department. BBH Personnel may not use corporate property, information, or their position with BBH for improper personal gain, and BBH Personnel may not compete with BBH directly or indirectly. BBH Personnel owe a duty to BBH to advance the Firm’s legitimate interests when the opportunity to do so arises.

BBH seeks to outperform our competition fairly and honestly. Misappropriating proprietary information,

possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. BBH Personnel must not engage in the abuse of privileged information, the unlawful misrepresentation of material facts, or any other intentional unfair-dealing practice.

IX. Gifts, Entertainment and Personal Remuneration

BBH also maintains a Gifts, Entertainment and Other Non-Cash Compensation Policy regarding restrictions on giving and receiving certain types of gifts, entertainment and personal remuneration. BBH Personnel are required to adhere to this policy.

X. Interactions with Government Personnel, Political Activities and Lobbying Requirements

Various anti-corruption statutes, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act, among others, prohibit making improper payments to others in order to obtain or retain business. Such prohibitions apply to BBH Personnel as well as agents and consultants acting on behalf of BBH, and cover payments to government officials as well as non-government officials such as clients or prospects. See the Anti-Bribery and Foreign Corrupt Practices Act (“FCPA”) Policy and the Gifts, Entertainment and Other Non-Cash Compensation Policy for more information.

In addition, many U.S. jurisdictions have “pay-to-play” laws limiting contributions made by government contractors to political candidates and parties. BBH Personnel who wish to make political contributions to, or host events for or on behalf of, U.S. state or local candidates or parties must seek pre-approval pursuant to BBH’s Political Contributions Policy.

Certain states and municipalities have enacted laws that require individuals and companies soliciting business, directly or indirectly through a consultant or other intermediary, from state and local pension funds to register as a lobbyist. Certain states and municipalities (e.g., New York City and the State of California) have enacted rules requiring solicitors to register as lobbyists. Other states may adopt similar requirements in the future and some also have laws on servicing government-related businesses. For this reason, the Firm requires pre-clearance of products and services to certain pension funds by employees and consultants representing BBH as detailed in the Lobbying Policy.

XI. Manipulative and Deceptive Devices

BBH Personnel must not, in connection with any business activity or transaction:

Use or employ, or attempt to use or employ, any device, scheme or artifice to defraud;
Make, or attempt to make, any untrue or misleading statement of material fact or omit to state a material fact necessary in order to make the statements made not untrue or misleading;
Engage, or attempt to engage, in any act, practice or course of business which operates or would operate as a fraud or deceit upon others; or
Manipulate or attempt to manipulate the price of any security or financial instrument.

XII. Document Integrity and Recordkeeping

BBH requires true and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since BBH is engaged in a variety of financial services activities, it is subject to extensive regulations regarding the manner in which it maintains and retains its books and records.

BBH strives to maintain the highest standards in preparing accounting and financial information. The integrity of our books and records is essential for regulatory, legal, business and client confidence purposes. All BBH Personnel responsible for preparing or maintaining any books, records and accounts for BBH are required to record all entries based upon proper supporting documentation so that the records of BBH conform to applicable legal and regulatory requirements, as well as BBH’s system of internal controls.

Business records and communications often become public, and BBH Personnel should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This principle applies equally to electronic communications, internal memos, and formal or informal communications. Records should be retained or destroyed strictly in accordance with BBH’s Records Management Policy. Finally, in the event of litigation or governmental investigations, please consult the Compliance Department or the Office of the General Counsel regarding any specific recordkeeping requirements or obligations.

XIII. Professional Conduct

Through the years, BBH has earned an enviable reputation in the financial community as a company and employer. BBH’s reputation depends, to a large extent, on the confidence that its clients, employees and other stakeholders have in the Firm. As BBH Personnel, your conduct reflects not only on you personally but also on the Firm. BBH Personnel who work together collaboratively impact each other’s performance, productivity and personal satisfaction in their jobs. Consequently, BBH expects you to act in a responsible and professional manner whenever you are on Firm property, conducting Firm business or representing the Firm at business or social functions. Any behavior, whether on-premises or off- premises, that negatively impacts the work environment or tarnishes the reputation of BBH will not be tolerated. Such inappropriate behavior includes, but is not limited to: harassing or illegal acts; rude, insubordinate, threatening, offensive or vulgar language and behavior; violence or threats of violence; or other behavior inconsistent with the professional and ethical standards of BBH.

a. Discrimination, Harassment and Bullying

BBH strives to create and maintain a workplace where BBH Personnel are treated with dignity and respect. The combined and consistent effort, standards and values of those employed throughout BBH contribute significantly to a positive workplace environment which in turn allows the business to grow and employees to develop. To this end, BBH is committed to providing a workplace (i) in which all employees have an equal opportunity to all of the terms and conditions of employment based on job-related qualifications and performance; and (ii) that is free of bullying or harassment, in compliance with the laws in each work locale.

As part of this commitment, BBH effectively addresses any complaints of discriminatory, harassing or bullying conduct and fosters policies and practices that promote diversity and employment equality.

Under BBH policy, the following terms have the meanings set forth below:

Bullying
The term “bullying” means repeated inappropriate behavior, direct or indirect, whether verbal, written, physical or otherwise, conducted by one or more persons against another or others, at the place of work, outside of the office against a work colleague or in the course of employment, which could reasonably be regarded as undermining the individual’s right to dignity at work or ability to perform his/her job. While an isolated incident of the behavior described in this definition may be an affront to dignity at work, it generally is not considered to be bullying.

Discrimination and Harassment
The term “harassment” or “discrimination” means verbal, written or physical conduct that denigrates or shows hostility or dislike toward an individual because of a characteristic protected by the law in the work locale and that: (i) has the purpose or effect of creating an intimidating, hostile or offensive work environment; (ii) has the purpose or effect of unreasonably interfering with an individual's work performance; or (iii) otherwise adversely affects an individual's employment opportunities, such as hiring, compensation and benefits, promotion, training and transfer. Discriminatory or harassing conduct includes, but is not limited to: epithets, slurs or negative stereotyping; threatening, intimidating or hostile acts; denigrating jokes; and written or graphic material that denigrates or shows hostility or dislike toward an individual or group that is placed on walls, in electronic communications or elsewhere on BBH premises or circulated in the workplace, on Firm time or using Firm equipment.

BBH will not tolerate bullying, discrimination or harassment (as defined in the Code and your local Employee Handbook) by Partners, managers, co-workers or non-employees in the workplace (including off-premise, work-related events). It is the responsibility of all BBH Personnel to prevent bullying, discrimination and harassment where possible and to report any instances to which they are party or witness. Managers have a particular responsibility to take action to stop any incident of bullying, discrimination or harassment that they witness, and to report the incident, as well as any incident that is brought to their attention. Managers are required to act if they suspect any form of bullying, discrimination or harassment, even if no complaint has been made.

For more information on BBH’s policies prohibiting bullying, discrimination and harassment in the workplace, consult your local Employee Handbook or Rules:

US Handbook
Dublin Handbook
London Handbook
Luxembourg Handbook
Zurich Handbook
Hong Kong Rules of Employment

b. Workplace Violence

BBH strives to maintain a safe and secure workplace that is conducive to good job performance and is free from all types of workplace violence. BBH will not tolerate on BBH time or property, or at BBH sponsored events: violence; threats; threatening; abusive or malicious behavior; intimidation; or any form of workplace violence from any source. Examples of prohibited behavior include, but are not limited to, physical violence, verbal threats and threatening or intimidating voice mails and emails. Unless local law expressly permits possession of a weapon in a locked personal vehicle on company property, you may not possess or use any weapon or any component of a weapon (i.e., ammunition) on BBH property.

You must report any instance of workplace violence (including possession of weapons on BBH property) to BBH Security, your manager or Human Resources immediately. In cases of imminent danger, you should contact local emergency law enforcement officials first, and then contact BBH Security.
Domestic violence also can adversely affect workplace safety. If you are the victim of such violence, you should notify local law enforcement and BBH Security of any person who may affect your safety or the safety of your fellow employees. You can also contact the Employee Assistance Program for further assistance.

c. Drug and Alcohol Abuse

Use of illegal drugs, alcohol abuse and misuse of legal drugs creates serious health,

safety and other risks in the workplace. The possession, sale or use of illegal drugs or being under the influence of such drugs, on BBH time or property, or at BBH sponsored events, is prohibited.
Similarly, you may not possess, serve or be under the influence of, or drink alcohol while on BBH property or while conducting BBH business. The only exceptions are for BBH functions where alcohol may be served with the prior approval of a Partner or Department Head, as applicable. Although alcohol may be served at such events, consumption is completely voluntary, should always be in moderation, and never in a manner that would embarrass or harm BBH.

XIV. Administration of the Code and Annual Acknowledgement

BBH Personnel are required annually to acknowledge receipt of the Code and certify that they agree to abide by the terms of this Code.

End Notes

1. “SID”: The Brown Brothers Harriman Mutual Fund Advisory Department, known as the SID, is a “Separately Identifiable Department” of BBH. This Code applies to SID personnel. In addition, SID personnel are covered by the BBH Trust Code of Ethics.

2. “Fund” means an investment company registered under the Investment Company Act of 1940, as amended, including but not limited to the registered BBH proprietary mutual funds.

3. “Covered Security,” as described in the Trading Policies, includes all securities with the following exceptions: securities issued or guaranteed by the U.S. Government or by an entity controlled or supervised by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments, and shares of registered open-end investment companies (including non-U.S. unit trusts) other than a fund managed by the SID. Further, transactions effected pursuant to an automatic investment plan are not included. The definition also includes securities held by a trust in which BBH Personnel are a settler, trustee or beneficiary, securities held by a partnership in which BBH Personnel are a general partner and securities in which any contract, arrangement, understanding or relationship gives BBH Personnel direct or indirect economic interest. Covered Securities include both unit-investment trust exchange traded funds (“ETFs”) and open-end ETFs.

4. “Covered Security Held or to be Acquired by a Fund” means any Covered Security which, within the most recent 15 days: (a) is or has been held by a Fund; or (b) is being or has been considered by a Fund or BBH for purchase by a Fund.

5. “Access Persons” means any BBH Personnel who are exposed regularly, as a party of their functions, to information about the BBH proprietary mutual funds' securities transactions or holdings. Examples include having access to trading systems, portfolio accounting systems or research databases. Additionally, Access Persons include BBH Personnel who make any recommendation, participate in the determination of which recommendation will be made, or who, in connection with their duties, regularly obtain information concerning recommendations on Covered Securities being made by the investment adviser to a Fund or SID client. Support personnel within BBH may be deemed Access Persons if their functions or duties give them access to such non-public information.